UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Inhibikase Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On May 2, 2022, Inhibikase Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement for the 2022 Annual Meeting of Stockholders to be held on Friday, June 24, 2022 at 9:30 a.m., Eastern Time (the “Proxy Statement”). The purpose of this Amendment No. 1 (this “Amendment”) is to correct certain information stated in the Proxy Statement relating to the stockholder voting threshold required to approve Proposal 2-Approval of Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock. The Proxy Statement incorrectly stated that the affirmative vote of the holders of a majority of the issued and outstanding shares of the Company's common stock is required for the approval of this proposal. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of sixty-six and two-thirds (66 2/3%) of the issued and outstanding shares of the Company's common stock is required for the approval of this proposal.

The section at the bottom of page 2 of the Proxy Statement is amended and restated as follows:

“Proposal No. 2: Approval of Amendment to Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

The affirmative vote of the holders of sixty-six and two-thirds (66 2/3%) of the issued and outstanding shares of the Company's common stock is required for the approval of this proposal. An abstention from voting by a stockholder present in person or represented by proxy at the meeting or a broker non-vote by a broker who elects to non-vote instead of using its voting discretion has the same legal effect as a vote “against” the matter.”

The section at the bottom of page 10 of the Proxy Statement is amended and restated as follows:

“Vote Required

The affirmative vote of the holders of sixty-six and two-thirds (66 2/3%) of the issued and outstanding shares of the Company's common stock is required for the approval of this proposal. An abstention from voting by a stockholder present in person or represented by proxy at the meeting or a broker non-vote by a broker who elects to non-vote instead of using its voting discretion has the same legal effect as a vote “against” the matter.”

This Amendment should be read in conjunction with the Proxy Statement. From and after the date of this Amendment, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Amendment. Except as described above, this Amendment does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so. If your shares are held in a brokerage or bank account, please refer to the materials provided by your broker or bank for voting instructions.

Important Information:

This Amendment, the Proxy Statement, and the Company’s annual report on Form 10-K for the 2021 fiscal year are available at http://www.astproxyportal.com/ast/23797.